UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 5, 2008

Kohlberg Capital Corporation

(Exact name of registrant as specified in its charter)

Delaware	814-00735	20-5951150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 MADISON AVENUE NEW YORK, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 455-8300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 5, 2008, Kohlberg Capital Corporation (“Kohlberg Capital”) and Katonah Debt Advisors LLC, Kohlberg Capital’s wholly-owned portfolio company (“KDA”), each entered into a letter agreement (the “Kohlberg Capital Agreement” and the “KDA Agreement”, respectively, and together the “Agreements”) with E.A. Kratzman III. The Agreements are each effective as of January 1, 2008 and supersede the terms of Mr. Kratzman’s employment with Kohlberg Capital and KDA as set forth in letter agreements previously filed by Kohlberg Capital with the Securities and Exchange Commission (the “SEC”).

Kohlberg Capital Agreement

Under the terms of the Kohlberg Capital Agreement, Mr. Kratzman will continue to serve as a Vice President responsible for advising Kohlberg Capital on its investments in various collateralized loan obligation (“CLO”) funds, synthetic debt funds and other credit based funds and will receive from Kohlberg Capital an annual grant of restricted stock having a value equal to $500,000, subject in each case to Kohlberg Capital’s receipt of necessary regulatory approvals, including exemptive relief from the SEC and any required stockholder approvals. Each restricted stock award will vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date.

KDA Agreement

Under the terms of the KDA Agreement, Mr. Kratzman will continue to serve as Managing Director of KDA and, in that capacity, will continue to have primary responsibility for the overall management and direction of the business activities of KDA, which includes structuring various types of CLOs and synthetic debt funds, as well as overseeing portfolio management, trading, structuring, analytics and operations at KDA. Mr. Kratzman will continue to report to the KDA management committee. The KDA Agreement provides for an initial term of 3 years, subject to automatic 1 year renewals thereafter unless the agreement is terminated in accordance with its terms. Under the KDA Agreement, Mr. Kratzman is entitled to receive annual base compensation of $350,000 (with an increase to $400,000 on July 1, 2008) and an annual target bonus ranging between $650,000 and $1 million (with a 2007 bonus of $600,000). In addition, Mr. Kratzman may receive a one-time bonus of $250,000 following KDA’s completion of two CLO funds pursuant to its existing engagement letter with Bear Stearns & Co., Inc. or upon completion of a credit opportunities fund. If Mr. Kratzman’s employment is terminated by KDA without cause or if Mr. Kratzman resigns for good reason (as defined in the KDA Agreement), he will be entitled to receive, in addition to any earned but unpaid amounts, continued base salary and continued contribution to the premium cost of health insurance for the remainder of the term of the KDA Agreement (or, at the election of KDA, a date selected by KDA following the one year anniversary of Mr. Kratzman’s termination of employment if KDA releases Mr. Kratzman from his non-competition obligation as of such date). In addition, Mr. Kratzman will be entitled to receive a pro rated bonus in respect of the year of termination based on an annual bonus of not less than $650,000. Mr. Kratzman is subject to non-competition, non-solicitation and certain confidentiality provisions for a period of not less than one year following the termination of his employment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kohlberg Capital Corporation
(Registrant)

March 10, 2008	/s/ Michael I. Wirth
(Date)	Michael I. Wirth
Chief Financial Officer